SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2014

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2014, Selectica, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Selectica Sourcing Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Selectica Sourcing”), Iasta.com, Inc., an Indiana corporation (“Iasta.com”), Iasta Resources, Inc., an Indiana corporation (“Iasta Resources” and, together with Iasta.com, “Iasta”) and the shareholders of Iasta (the “Shareholders”) pursuant to which the Company would acquire Iasta (the “Acquisition”). Subject to the terms and conditions of the Merger Agreement, to effect the Acquisition, Iasta will be merged with and into Selectica Sourcing, with Selectica Sourcing continuing as a wholly owned subsidiary of the Company.

The aggregate purchase price for the Acquisition will be 1,000,000 shares of common stock of the Company, par value $0.0001 (the “Acquisition Shares”), and $7.0 million in cash (together with the Acquisition Shares, the “Purchase Price”), including amounts related to the repayment of indebtedness and payment of transaction costs. The Acquisition is not conditioned upon receipt of financing by the Company or Selectica Sourcing. The Purchase Price will be subject to certain adjustments and to a $1.4 million cash escrow (the “Escrow”) to cover any post-closing adjustments to the Purchase Price and indemnification obligations of the Shareholders. The Escrow will be deposited with Wells Fargo Bank, National Association, as escrow agent, pursuant to an Escrow Agreement to be entered into by the parties at the closing of the Acquisition. A portion of the Escrow will be released on the 12-month anniversary of the closing of the Acquisition, and the remainder of the Escrow will be released on the 18-month anniversary of the closing of the Acquisition, in each case after deducting any claims or adjustments.

The Merger Agreement contains customary representations and warranties as well as covenants by each of the parties, including non-competition covenants made by the principal Shareholders for the benefit of the Company. Subject to certain limitations, the Company will be indemnified for damages resulting from breaches or inaccuracies by Iasta or the Shareholders of their respective representations, warranties and covenants in the Merger Agreement as well as other specified matters. The Shareholders will be indemnified by the Company for damages resulting from breaches or inaccuracies by the Company of its representations, warranties and covenants in the Merger Agreement.

The Merger Agreement contains a “no shop” provision that, in general, prohibits Iasta from soliciting third-party acquisition proposals, provide information to or engage in discussions or negotiations with third parties that have made or might make an acquisition proposal. The Merger Agreement also contains certain termination rights by the parties.

The Acquisition is anticipated to close during the Company’s second fiscal quarter, subject to the satisfaction of customary closing conditions. As a condition to the closing of the Acquisition, the Company will enter into employment agreements with certain key employees of Iasta. Following the closing of the Acquisition, the Company will issue options to certain Iasta employees to purchase up to an aggregate of 700,000 shares of Common Stock of the Company, which awards will be employment inducement awards pursuant to NASDAQ Listing Rule 5635(c)(4).

The Acquisition Shares to be issued to the Shareholders at the closing of the Acquisition have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. At the closing of the Acquisition, the Company and the Shareholders will enter into a Registration Rights Agreement with respect to registration of the resale of the Acquisition Shares.

On June 5, 2014, the Company issued a press release announcing the Acquisition.  A copy of the press release is attached hereto as Exhibit 99.1

Item 2.02	Results of Operations and Financial Condition.

On June 5, 2014, the Company issued a press release announcing preliminary financial results for the fourth fiscal quarter and fiscal year ended March 31, 2014. A copy of the press release is attached hereto as Exhibit 99.2.

The information disclosed under this Item 2.02, including Exhibit 99.2 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended (the “Securities Act”), except as expressly set forth by specific reference in such filing.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The sale and issuance of the Acquisition Shares to the Shareholders at the closing of the Acquisition have been determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The Shareholders have represented that they are accredited investors, as that term is defined in Regulation D, and that they are acquiring the Acquisition Shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of Selectica, Inc., dated June 5, 2014, announcing the acquisition of Iasta.

99.2	Press release of Selectica, Inc., dated June 5, 2014, announcing fourth quarter and fiscal year 2014 results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2014

SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Selectica, Inc., dated June 5, 2014, announcing the acquisition of Iasta.

99.2	Press release of Selectica, Inc., dated June 5, 2014, announcing fourth quarter and fiscal year 2014 results.